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                                                                 Exhibit 10.12

                                         FORM OF
                                CLIENT SERVICES AGREEMENT

This Client Services Agreement ("CSA"), dated ________, 1996, is by and between TELETECH __________________INC., a___________ corporation, with offices at ______________________________("TeleTech"), and _____________________
_________________, a ________________ corporation, with offices at _____________
___________________________________ ("Client").

1.        DEFINITIONS

1.1 "Service(s)" shall mean any and all services and deliverables, as defined in the attached Task Order, including but not limited to customer service, ordering and program development, to be provided by TeleTech, or any subcontractor hired by TeleTech, to Client.
1.2 "Task Order" shall mean the statement attached hereto that contains a complete description of Services to be provided by TeleTech and may include deliverables, milestones, hardware, software and telecom requirements, payment schedules, etc.
1.3 "Term" shall mean the length of time TeleTech is to provide Client with Services as set forth in the Task Order.

2.        PAYMENTS
2.1 Set-up fees and/or milestone payments will be billed in accordance with the Task Order. TeleTech will bill client for on-going Services every week. Invoices will include Task Order number(s), number of individuals and hours billed. Invoices will be due and payable 7 days after receipt via wire transfer to First Interstate Bank, Account # __________, TeleTech Telecommunications, Inc., ABA # __________.
2.2 Client will be responsible for any and all taxes associated with Services and billing for Services, except for any taxes based solely on TeleTech's net income.
2.3 Client shall reimburse TeleTech for all reasonable Client-requested travel expenses related to the set-up and/or performance of Services, including but not limited to meals, lodging, transportation, car rental and incidental expenses for which TeleTech provides Client with copies of receipts or other documentation.
2.4 Time is of the essence with respect to all amounts payable hereunder. Any amount not paid when due will bear interest at the rate of 1.5% per month but will not exceed the maximum rate allowed by law. In addition, any amount not paid within 15 days of the due date will be subject to a late fee equal to 5% of the amount owing, which the parties agree is a reasonable sum that takes into consideration all of the circumstances existing on the date thereof, including the difficulty in fixing TeleTech's actual damages resulting from Client's failure to make timely payments, and is a fair and reasonable estimate of the costs and expenses that will be incurred by TeleTech due to Client's failure to make timely payments.
2.5 The prices contained in the Task Order shall automatically increase at the end of each 12 month period by the same percentage as the most recently published Department of Labor Consumer Price Index.

3.        PERSONNEL

3.1 Client may require the removal of any individual performing Services if Client reasonably believes that individual is not qualified to perform Services or does not meet applicable professional standards, as set out in the Task Order. In such event, any replacement personnel will have qualifications and experience equal to or better than the individual replaced. Client will pay any additional training costs associated with replacement, unless otherwise agreed in the Task Order. TeleTech will not be liable for any delays in performance due to such replacement.


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3.2       TeleTech is an independent contractor and has the sole right and obligation to manage or direct its employees, and the sole responsibility for all remuneration of its employees, including any withholding or taxes on such remuneration.
3.3 Unless otherwise mutually agreed upon, Client shall not solicit or hire, in any capacity, any then-current TeleTech employee during the term of this CSA, or for the 24 months immediately following its termination or expiration. If this section is breached, Client shall pay 4 times the hired employee's annual gross salary and benefits to TeleTech.

4.        ACCESS TO FACILITIES

4.1 Should Client reasonably require access to TeleTech's facilities, Client will follow all TeleTech policies and procedures regarding the workplace, copies of which will be provided upon request. TeleTech shall have the right to immediately remove from its premises and/or require the permanent replacement on TeleTech premises of any Client personnel in violation of its policies or procedures or whom TeleTech reasonably believes to be in violation of its policies or procedures.
4.2 All Client personnel will prominently display a TeleTech-issued badge identifying Client's company at all times while in TeleTech facilities.
4.3 Client shall be liable for any and all personal injury and/or property damage resulting from the acts or omissions of Client's personnel while in TeleTech facilities.
4.4 TeleTech and Client agree that neither TeleTech, nor TeleTech's other clients intend to disclose to Client, nor does Client intend to receive, confidential information as a result of Client's presence in TeleTech facilities. If, in the course and scope of its duties while in TeleTech facilities, Client inadvertently receives confidential information not its own, it will protect such information from any further disclosure and will not use such information in any way.

5.        WARRANTIES AND DISCLAIMER OF WARRANTIES

5.1 TeleTech warrants that Services will be performed in a good and workperson-like manner.
5.2 EXCEPT AS STATED HEREIN, TELETECH SPECIFICALLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
5.3 Client warrants that all information supplied by Client shall be accurate and complete, to Client's best knowledge and belief.

6.        LIMITATIONS OF LIABILITY

6.1 TeleTech's entire liability to Client, regardless of the form of action, and whether in tort or contract, shall not exceed the amount(s) paid by Client to TeleTech hereunder.
6.2 Client's sole remedy for any recording error TeleTech makes when receiving information from Client or Client's current or prospective customers shall be a credit equal to the price paid by Client per call times the number of calls for which errors were recorded. To obtain such credit, Client must inform TeleTech of such error(s) in writing no more than 30 days after receipt by Client of the TeleTech invoice containing the call(s) in question.
6.3 Client agrees that TeleTech will not be liable for delays, cost increases or other consequences resulting from Client's acts or omissions, including without limitation, Client providing incomplete and/or inaccurate information. Any deadline affected by Client's acts or omissions shall be extended automatically by the amount of any delay caused thereby plus an additional period of time, as reasonably necessary in TeleTech's sole discretion, to compensate therefor. In addition, Client agrees to reimburse TeleTech for any costs or expenses incurred in the performance of any Task Order under this CSA


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          as a result of  Client's acts or omissions.
6.4 TELETECH SHALL NOT BE LIABLE FOR LOST PROFITS, NOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER TELETECH HAS BEEN INFORMED OF THE LIKELIHOOD OF SUCH DAMAGES.
6.5 Client may not bring any action, regardless of form, more than one (1) year after the cause of action has accrued, unless such limitation is prohibited by law.

7.        TERMINATION

7.1 Except as otherwise provided herein, if a party breaches a material provision of this CSA and does not cure the breach within 30 days after written notice by the nonbreaching party, the nonbreaching party may immediately terminate this Agreement.
7.2 In the event that Client defaults on payment of any amount due to TeleTech and does not cure such default within 15 days after being given written notice thereof, then TeleTech may immediately terminate this Agreement.
7.3 For purposes of section 7.1 above, the term "breach" shall include, without limitation: a) Any proceedings against either party, whether voluntary or involuntary, in bankruptcy or insolvency; b) Any appointment, with or without the consent of either party, of a receiver or an assignee for the benefit of creditors; or c) Any other failure to comply with any material provision of this CSA.
7.4 The rights and remedies granted to both parties under this Agreement, other than those outlined in section 6.2, above, are cumulative in nature and in addition to all other rights or remedies available at law or in equity.

8.        LIQUIDATED DAMAGES

8.1 Client agrees that the termination without cause of any Task Order(s) hereunder, or of this CSA while any Task Order(s) hereunder is in effect, will cause TeleTech to incur certain costs and expenses including, but not limited to, administrative costs, collection costs, lost opportunities, and other direct and indirect costs in an uncertain amount, making it impracticable to fix the exact amount of
          such costs.   Accordingly, the parties agree that Client will pay 55%
          of the maximum remaining payments to be made hereunder upon Client's termination without cause, in addition to the total lease payments for any dedicated facilities, purchases or other commitments made on behalf of Client and any unpaid software set-up fees, hardware set-up fees, or training set-up fees as defined herein or in a Task Order. This amount is deemed a reasonable estimate of TeleTech's damages and shall not be construed as a penalty.

9.        FORCE MAJEURE

9.1 TeleTech shall be excused from performance as result of causes beyond its reasonable control and/or that of its subcontractors. Such causes shall include without limitation acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, failures of third party vendors, power failures, earthquakes, floods or other natural disasters. In the event of delays for sixty (60) days or more, either party may terminate this Agreement by giving written notice thereof to the other party.

10.       OWNERSHIP OF MATERIALS

10.1 All intellectual and physical materials developed by TeleTech with or without the assistance of Client (including but not limited to all writings, software, software modifications, enhancements, customizations, developments, specifications and documentation) will be the exclusive property of TeleTech. Client


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          hereby assigns to TeleTech all right, title and interest in such materials (including but not limited to all copyrights, patents, trademarks, servicemarks and other protectable property) and agrees to execute all documents necessary to evidence the same.
10.2 TeleTech grants Client a non-exclusive, royalty-bearing, non-transferable license to use any software developed in accordance with section 10.1, above. Such license is restricted to the term of the provision of Services and solely for the provision of Service. No right to grant sublicenses is provided.

11.       CONFIDENTIAL INFORMATION

11.1 All Client confidential or proprietary information disclosed to TeleTech shall be clearly marked as such, or if disclosed orally, shall be designated as confidential or proprietary in writing within 10 days of disclosure.
11.2 TeleTech shall keep such information protected for a period of 2 years, exercising the same degree of care it uses to protect its own information of like nature, but in any event, no less than a reasonable degree of care.
11.3      TeleTech shall have no obligation to protect information that:
          a) Is or becomes publicly available through no fault of TeleTech;
          b) Is independently developed by TeleTech without violating this CSA;
          c) Is already rightfully in TeleTech's possession;
          d) Is rightfully received by TeleTech from a third party without a duty of confidentiality;
          e) Is disclosed by Client to a third party without a duty of confidentiality; or
          f) Is disclosed under operation of law.

12.       ARBITRATION

12.1 The parties agree to submit to final and binding arbitration, to be conducted in accordance with the Judicate Rules of Procedure of the Judicate National Private Court System, in Denver, Colorado, by a retired judge mutually agreed upon by the parties, or, if the parties cannot agree within 10 days, then selected by Denver District Court's Presiding Judge. Each party shall bear half the costs of the arbitrator, unless otherwise allocated by the arbitrator.
12.2 No discovery will be allowed, other than the production of documents, the responses to which must be received within 10 days of any written request and no later than 10 days prior to the arbitration hearing. All pretrial proceedings may be conducted by telephone conference.
12.3 The arbitrator is authorized to grant any and all legal and equitable remedies, including a default judgment, but shall not have the authority to alter or amend these arbitration provisions. The arbitrator will issue a written decision resolving the matter, including findings of fact and conclusions of law, within 30 days after giving the parties opportunity to present evidence under Colo. Rev. Stats. Any decision rendered may be entered in any court having jurisdiction.

13.       MISCELLANEOUS PROVISIONS

13.1 The parties hereby agree that this CSA has been jointly negotiated and drafted by the parties and that it shall not be construed either for or against either party based upon who drafted any part of it.
13.2 THIS CSA SHALL BE GOVERNED BY THE LAWS OF THE STATE OF COLORADO, OTHER THAN ITS CHOICE OF LAW RULES.
13.3 Any waiver by either party of a term of provision of this CSA shall not be construed as a waiver of any subsequent breach.
13.4 Neither party shall have the right to assign this CSA, in whole or in part, without the prior written consent of the other, such consent not to be unreasonably withheld.


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13.5      Any and all obligations under this CSA which, by their very nature, would survive the termination or expiration if this CSA, shall so survive.
13.6 Should any provision of this CSA be held unlawful, this CSA shall be interpreted so as to exclude such unlawful provision.
13.7 All notices shall be by registered mail, return receipt requested, or hand-delivered or via overnight delivery with signed receipt, and shall be directed to the addresses set forth in this CSA.
13.8 Neither party publicly shall use the other's name or refer to the other in any way, including without limitation, in advertising, without the other party's prior written consent, such consent not to be unreasonably withheld.
13.9 The prevailing party in any dispute arising under this CSA shall be entitled to all reasonable costs, including attorneys' fees.
13.10 Any amendment or modification to this CSA, or any attachments or Exhibits hereto, shall be effective only if reduced to writing and signed by both parties.
13.11 This CSA and any Exhibits attached hereto shall constitute the entire agreement between the parties and supersedes all prior agreements, discussions, proposals, representations or warranties, whether written or oral on this subject matter.

TELETECH                                     ______________________________

By:____________________________              By:____________________________
   (duly authorized)                              (duly authorized)
Title:_________________________              Title:_________________________

Date:__________________________              Date:__________________________


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